Exhibit 99.1

AlTi Global, Inc. Announces CEO Transition, Appoints Nancy Curtin as Interim Chief Executive Officer

NEW YORK—(BUSINESS WIRE)—Mar. 31, 2026—AlTi Global, Inc. (NASDAQ: ALTI) (“AlTi” or the “Company”), a leading independent global wealth manager with $93 billion in assets, today announced that Nancy Curtin has been appointed Interim Chief Executive Officer of AlTi and to its Board of Directors, effective immediately. Ms. Curtin is a member of the executive leadership team and serves as Global Chief Investment Officer of AlTi. She succeeds Michael Tiedemann, who will remain available in an advisory capacity to support the transition.

“On behalf of the Board, I want to thank Mike for his many years of dedicated leadership,” said Timothy Keaney, Chair of the Board. “Mike’s vision and commitment have been instrumental in building the collaborative culture and relentless focus on delivering excellence for clients. This truly sets AlTi apart.”

“As the Company continues to build a leading global wealth and investment platform for ultra-high-net-worth families, foundations, and endowments, the Board believes it is an appropriate moment to identify an executive to lead AlTi in its next phase of growth. We are confident that under Nancy’s leadership we will build on the strong foundation established under Mike’s tenure, as we continue to strengthen our platform and expand the opportunities we bring to clients.”

“It has been my immense privilege to lead this Company since its inception,” said Mr. Tiedemann. “I am incredibly proud of what this team has built and grateful to the clients and partners who have been critical to our success.”

“I am honored to step into the role of Interim CEO at this important juncture in AlTi’s growth trajectory,” said Ms. Curtin. “Over the past several years, AlTi has sharpened its strategic focus while maintaining a relentless commitment to excellence within the ultra-high-net-worth space. Given the strength of our institutional-quality platform, we will also continue to expand our offering to foundations and endowments globally. Our core business remains highly differentiated for the clients we serve, and I look forward to partnering with our tremendous team globally to build on this momentum.”

Ms. Curtin brings decades of leadership experience in the wealth management industry. Since AlTi’s inception, she has served as Global Chief Investment Officer, delivering strong returns for clients and leading a global team of more than 50 investment professionals. Prior to that role, Ms. Curtin was CIO and Head of Investments at Alvarium Investments from 2020 until it merged to create AlTi, and held similar leadership positions at Close Brothers Asset Management and Fortune Asset Management, where she led the building of businesses in the wealth and institutional space. Her early career included senior executive and investment roles at Schroders and Barings Asset Management. Ms. Curtin currently serves as Chairperson of the Board of Directors of Digital Bridge Group Inc., a global digital infrastructure private equity, private credit, and alternatives firm.

About AlTi Global, Inc.

AlTi is a global wealth and investment partner to families, foundations and institutions, helping clients activate capital with clarity, bring structure to complexity, and plan with purpose across borders and generations. AlTi combines the breadth of a global firm with the service offering of a family office to deliver solutions designed to meet the full complexity of wealth and capital. We currently manage or advise on over $93 billion in combined assets and have an expansive network of more than 450 professionals globally. For more information, please visit www.alti-global.com.

Contacts

Investor Relations
Lily Arteaga, Head of Investor Relations
investor@alti-global.com

Media
Emily Roy, Prosek
Pro-AlTi@prosek.com